Exhibit 10.1

[Form of Restricted Stock Award Agreement for Executive Officers (Form A)]

ALEXION PHARMACEUTICALS, INC.

2004 INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

AGREEMENT, made as of this              day of             ,              (the “Grant Date”), by and between Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                                                       (“Participant”).

W I T N E S S E T H:

WHEREAS, pursuant to the Alexion Pharmaceuticals, Inc. 2004 Incentive Plan (the “Plan”), the Company desires to grant Participant, and Participant desires to accept, an Award of Restricted Stock, upon the terms and conditions set forth in this Agreement and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant. The Company hereby grants to Participant                          shares of Stock (the “Shares”), subject to the terms and conditions of the Plan and this Agreement. To the extent required by law, the purchase price per Share shall be the par value ($0.0001) of each Share. The Shares are subject to certain transfer and forfeiture restrictions pursuant to this Agreement, which shall expire, if at all, in accordance with Section 2 below. While such restrictions are in effect, the Shares subject to such restrictions shall be referred to as “Restricted Stock.”

2. Vesting. Except as otherwise provided in an employment or other agreement between Participant and the Company or its affiliates, the Restricted Stock shall become vested, and cease to be Restricted Stock, in the amounts and on the dates specified in Exhibit A (each, a “Vesting Date”), provided that Participant remains in the continuous employment or other service of the Company or its affiliates through each applicable Vesting Date.

3. Restrictions on Transfer. Shares of Restricted Stock shall not be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated by Participant (other than to the Company) unless and until they become vested and cease to be Restricted Stock pursuant to Section 2 above. Any attempted sale, assignment, transfer, disposition, pledge or hypothecation of shares of Restricted Stock in violation of this Agreement shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and issue “stop transfer” instructions to its transfer agent. [Notwithstanding the foregoing provisions of this Section 3, Participant may transfer shares of Restricted Stock to: (i) any of Participant’s “family members” (as defined in General Instruction A to Form S-8 under the Securities Act of 1933, as amended) (“Family Members”); (ii) a trust or trusts in which the Family Members have more than fifty percent (50%) of the beneficial interest; (iii) a foundation or foundations in which the Family Members and/or Participant control the management of assets; (iv) any other entity or entities in which the Family Members and/or Participant own more than fifty percent (50%) of the voting interests; or (v) subject to Participant’s and the proposed transferee’s satisfaction of such terms and conditions as the Committee, in its sole discretion, may determine, any transferee or transferees approved by the Committee in writing prior to such transfer. A transferee of shares of Restricted Stock shall take and hold such Restricted Stock subject to the terms and conditions of this Agreement and the Plan. Participant hereby acknowledges that Participant shall remain responsible for the satisfaction of any tax withholding obligations relating to such transfer of Restricted Stock and, further acknowledges that, any such transfer shall be subject to, and conditioned upon, Participant’s satisfaction of any such withholding obligations.]

4. Forfeiture. Except as otherwise provided in an employment or other agreement between Participant and the Company or its affiliates or in the Plan, Participant shall forfeit to the Company any and all Restricted Stock, without compensation, upon the cessation of Participant’s employment or other service with the Company or its affiliates.

5. Stock Certificates. The Company shall retain physical possession of the certificate(s) evidencing the Restricted Stock until the Shares become vested or are forfeited. Participant shall deliver to the Company stock powers, endorsed in blank, relating to the Restricted Stock as soon as practical after the Grant Date.

6. Voting and Dividends. Participant shall be entitled to exercise voting rights with respect to the Restricted Stock notwithstanding the restrictions imposed on the Restricted Stock herein. Any cash dividends paid on the Restricted Stock shall be remitted to Participant, subject to applicable withholding. Stock distributed in connection with a stock split or stock dividend with respect to the Restricted Stock shall be subject to the restrictions and risk of forfeiture to the same extent as the Restricted Stock.

7. Legends. The certificates which evidence the shares of Restricted Stock shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND FORFEITURE RESTRICTIONS AS SET FORTH IN THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. ANY ATTEMPTED TRANSFER OF SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT.”

8. Continuance of Employment or Other Service. Nothing in this Agreement shall be deemed to create any obligation on the part of the Company or its affiliates to continue the employment or other service of Participant or interfere with the right of the Company or its affiliates to terminate the employment or service of Participant.

9. Provisions of the Plan. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. Participant acknowledges receipt of a copy of the Plan prior to the date of this Agreement.

10. Withholding. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this acquisition of Restricted Stock, the vesting of the Restricted Stock, or the transactions contemplated by this Agreement. The Company may require Participant to pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any taxes of any kind required by law to be withheld with respect to the shares of Common Stock.

11. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

Exhibit A

Vesting Date	Number of Shares Vested

The Shares shall become vested, and cease to be Restricted Stock, in the amounts and on the dates specified above, provided that Participant remains in the continuous employment or other service of the Company or its affiliates through each applicable Vesting Date.